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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 1 of

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF THE
SECURITIES EXCHANGE ACT OF 1934

The St. Paul Companies, Inc. St. Paul Capital Trust I (Exact name of registrant as specified in its charter)
Minnesota	41-0518860
Delaware	41-6494879
(State of incorporation or organization)	(I.R.S. Employer Identification No.)
c/o Bruce A. Backberg Senior Vice President The St. Paul Companies, Inc. 385 Washington Street St. Paul, Minnesota (Address of Principal Executive Offices)
55102 (Zip Code)
If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box./x/	If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box./ /

Securities Act registration statement file number to which this form relates:	333-72420
	(If applicable	)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Trust Preferred Securities to be issued by St. Paul Capital Trust I and the Preferred Securities Guarantee by The St. Paul Companies, Inc. with respect thereto.	New York Stock Exchange, Inc.

Securities to be registered pursuant to Section 12(g) of the Act: None

Explanatory Note

    The purpose of this Amendment No. 1 to this Registration Statement is solely to incorporate the definitive agreements included as Exhibits 4.1, 4.4 and 4.6 hereto.

Item 1. Description of Registrant's Securities to be Registered.

    The Trust Preferred Securities (the "Preferred Securities") issued by St. Paul Capital Trust I (the "Trust"), and guaranteed by The St. Paul Companies, Inc. (the "Company") to the extent set forth in the form of Preferred Securities Guarantee Agreement (the "Preferred Securities Guarantee") of the Company, represent undivided beneficial ownership interests in the assets of the Trust. Information relating to the Preferred Securities and the Preferred Securities Guarantee is set forth under the captions "Description of the Preferred Securities," "Description of the Guarantee," and "Relationship Among the Preferred Securities, the Junior Subordinated Debentures and the Guarantee" in the Prospectus dated November 7, 2001, as filed with the Securities and Exchange Commission (the "Commission) pursuant to Rule 424(b) under the Securities Act of 1933, as amended, on November 9, 2001 (a form of which Prospectus was included in the Trust's and Company's joint Registration Statement on Form S-3 (Registration No. 333-72420) filed with the Commission on October 29, 2001, as amended by Pre-Effective Amendment No. 1 thereto, filed with the Commission on November 7, 2001, and Post-Effective Amendment No. 1 thereto, filed with the Commission on November 13, 2001 (the "Registration Statement")) and is incorporated herein by reference.

Item 2. Exhibits.

  4.1
  Indenture, dated as of November 13, 2001, between The St. Paul Companies, Inc. and JPMorgan Chase Bank, as trustee.

  4.2
  Form of Junior Subordinated Debenture (included in Exhibit 4.1).

  4.3
  Declaration of Trust of St. Paul Capital Trust I (incorporated herein by reference to Exhibit 4.4 to the Registration Statement).

  4.4
  Amended and Restated Declaration of Trust of St. Paul Capital Trust I, dated as of November 13, 2001, among the Company, as Sponsor and Debenture Issuer, JPMorgan Chase Bank, as Institutional Trustee, Chase Manhattan Bank USA, National Association, as Delaware Trustee, the Regular Trustees named therein, and the holders, from time to time, of undivided beneficial interests in the assets of the Trust.

  4.5
  Form of Preferred Security (included in Exhibit 4.4).

  4.6
  Preferred Securities Guarantee Agreement, dated as of November 13, 2001, between the Company, as Guarantor, and JPMorgan Chase Bank, as Preferred Guarantee Trustee.

SIGNATURE

    Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this amended registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Date: November 19, 2001	THE ST. PAUL COMPANIES, INC.
	By:	/s/ BRUCE A. BACKBERG Name: Bruce A. Backberg Title: Senior Vice President
THE ST. PAUL CAPITAL TRUST I
	By:	/s/ THOMAS A. BRADLEY Name: Thomas A. Bradley Title: Regular Trustee

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Explanatory Note
SIGNATURE